UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2011

Commission File Number: 000-52979

Heavy Earth Resources, Inc.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	75-3160134 (I.R.S. Employer Identification No.)

625 Second Street, #280, San Francisco, California 94107
(Address of principal executive offices)

(415) 813-5079
 (Registrant’s telephone number, including area code)

36 Twinberry, Aliso Viejo, California 92656
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Michael Davis as President and Director

Effective as of December 2, 2011, Michael Davis resigned as the President and a director of Heavy Earth Resources, Inc., a Florida corporation (the “Registrant”). Mr. Davis’s resignation was not as a result of any disagreement between Mr. Davis and the Registrant or the Registrant’s board of directors on any matter relating to the Registrant’s operations, policies or practices.

Appointment of Grant Draper as President and Chief Executive Officer

In connection with Michael Davis’ resignation, Grant W. Draper, currently a director of the Registrant, has been appointed as the Registrant’s President and Chief Executive Officer, effective as of December 2, 2011.

The Registrant anticipates entering into an employment agreement with Mr. Draper, the terms of which will be disclosed when available, pursuant to which Mr. Draper is expected to receive a salary and/or stock based compensation.   Mr. Draper does not currently own any shares of the Registrant’s common stock.

Appointment of Anthony Ives as Chief Operating Officer and Chief Financial Officer

In connection with Michael Davis’ resignation, Anthony J. Ives, currently a director of the Registrant, has been appointed as the Registrant’s Chief Operating Officer and Chief Financial Officer, effective as of December 2, 2011.

The Registrant anticipates entering into an employment agreement with Mr. Ives, the terms of which will be disclosed when available, pursuant to which Mr. Ives is expected to receive a salary and/or stock based compensation.   Mr. Ives does not currently own any shares of the Registrant’s common stock.

Item 8.01 Other Events.

Change of Address

On December 2, 2011, the Registrant changed the address of its executive offices to 625 Second Street, #280, San Francisco, California 94107.

Item 9.01 Exhibits.

The following exhibits are filed with this Current Report on Form 8-K.

Exhibit Number	Description of Exhibit

17.1	Resignation of Michael Davis as President and director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized.

December 8, 2011	Heavy Earth Resources, Inc.

	By:	/s/ Grant W. Draper
Grant W. Draper
President and Chief Executive Officer